Exhibit 99.1

Dun & Bradstreet teams up with Microsoft to reimagine the power of data in the cloud

REDMOND, Wash., and SHORT HILLS, N.J. — July 19, 2017 — Dun & Bradstreet, the global leader in commercial data, analytics and insights for business, is teaming up with Microsoft Corp. to give companies worldwide direct access to its data through Microsoft’s cloud services.

Together the companies announced the following:

•	Dun & Bradstreet has selected Microsoft as a strategic cloud provider to accelerate the company’s digital transformation and deliver its customers more efficient and seamless access to its commercial data. Dun & Bradstreet will power core applications and build new services on Microsoft Azure, and plans to use Microsoft intelligent cloud services to modernize applications.

•	Dun & Bradstreet data will be made available within Microsoft Dynamics 365. Leveraging Microsoft’s Common Data Service, the industry-standard D-U-N-S® Number and core business data will be integrated to help joint customers qualify sales leads and stay synchronized with Dun & Bradstreet’s global business database of over 265 million business records.

•	Dun & Bradstreet will reach Microsoft’s commercial users and prospects through a joint, co-sell arrangement focused on Dynamics 365, Dun & Bradstreet’s core business data and D&B Hoovers.

•	The first offerings are expected to be in market later this year.

No stranger to business evolution, under the leadership of Dun & Bradstreet Chairman and CEO Bob Carrigan, the 176-year-old company has taken significant steps to transform and modernize by investing in its data, analytics and insights to ensure they are the most up-to-date available. This move with Microsoft builds on the past four years of business transformation that has seen the company offer more of its products and solutions on the cloud through data-as-a-service offerings. The trusted, global Azure cloud platform will help Dun & Bradstreet meet its customers’ demand for real-time connectivity to their global business ecosystem by enabling it to update and scale faster and increase velocity and timeliness for customers that rely on their data to look for new business opportunities.

“We want our customers to have the most up-to-date data when they need it and where they want it,” said Josh Peirez, president and chief operating officer of Dun & Bradstreet. “By partnering strategically with Microsoft, we can take advantage of the scale and speed of cloud-based technologies, accelerate our innovation, and power seamless access to our data and insights. By delivering our content through the cloud, our customers will better discover — and grow — their most valuable business relationships.”

Native integrations with Microsoft Dynamics 365 business applications will introduce Dun & Bradstreet to new users and use cases as well as deliver more seamless solutions than previously possible. Today companies use Dun & Bradstreet data and analytics services for business-to-business (B2B) sales and marketing, risk management, supply-chain management, sales lead scoring, and credit history management. Dynamics 365 is the next generation of intelligent business applications that enables organizations to grow, evolve and transform to meet customer needs and capture new opportunities. With this data integration, existing Dun & Bradstreet customers that are also Microsoft Dynamics 365 customers will benefit from data integrated directly into their CRM, streamlining the process so that they are able to access information in a way that saves a significant amount of time and improves productivity.

“Microsoft is honored Dun & Bradstreet selected our cloud to power its most fundamental and key industry offerings. Digital transformation is not simply about technology — it requires business leaders to re-envision existing business models and embrace a different way of bringing together people, data and processes,” said Judson Althoff, Microsoft executive vice president of Worldwide Commercial Business. “Dun & Bradstreet is leveraging technology to power its innovation and create value for its customers. The opportunity for mutual customers to thrive with rich data when you combine Dynamics 365 and Dun & Bradstreet is incredible.”

With a joint go-to-market approach, both companies will co-sell the Dun & Bradstreet core business data and D&B Hoovers with Dynamics 365. This offering will be available in the U.S., yielding new incremental sales opportunities for Dun & Bradstreet’s sales and marketing solutions and incremental Azure consumption for Microsoft.

About Dun & Bradstreet

Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect our customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBUS

About Microsoft

Microsoft (Nasdaq “MSFT” @Microsoft) is the leading platform and productivity company for the mobile-first, cloud-first world, and its mission is to empower every person and every organization on the planet to achieve more.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

Heather Herndon, Dun & Bradstreet, (310) 733-7095, HHerndon@dandb.com

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